SCHEDULE 14A
                        (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT
                  SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934


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     14a-6(e)(2)

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                          DESIGNS, INC.
           (Name of Registrant as Specified in its Charter)


                     JEWELCOR MANAGEMENT, INC.
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


     Payment of filing fee (Check the appropriate box):

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



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FOR IMMEDIATE RELEASE
Contact:   James R. Verano  (570) 822-6277, ext. 15


       DESIGNS' CHAIRMAN AND FOUNDER SUPPORTS NEW SLATE OF DIRECTORS


 Wilkes-Barre, Pennsylvania, September 14, 1999 --- Jewelcor Management, Inc. ("JMI"), the owner of approximately 9.9% of the common stock of Designs Inc. (NASDAQ/DESI), announced today that it received a proxy from Stanley Berger to vote his shares of stock for JMI's slate of directors, and for JMI's shareholder proposal to terminate the Company's poison pill. Mr. Berger, the current Chairman of the Board, owns 965,321 shares of Designs' common stock, representing approximately 6% of the shares outstanding. JMI's proposals will be voted on at Designs' Annual Meeting of Shareholders scheduled for October 4, 1999 in Boston, MA.

 James Verano, the Chief Financial Officer of JMI, stated "we are pleased that Mr. Berger has voted for our proposals. It's not often that you see the Chairman of the Board vote for an entirely new slate of directors." Mr. Berger, the largest individual shareholder and Founder of the Company, has a 22 year relationship with Levi Strauss. Verano stated, "We believe the Board exercised poor judgement by not re-nominating Mr. Berger as a candidate. It was obvious to us that the Board did not want to tolerate his dissenting views. If JMI's Nominees are elected at the annual meeting, they expect to invite Mr. Berger to rejoin the Board. Although there can be no assurance that Mr. Berger would agree to serve as a member of the Board if asked, we believe Mr. Berger would be a valuable asset.

 "Under the leadership of Joel Reichman, Designs has suffered enormous operating losses of approximately $78 million in the last 2 1/2 years. What is particularly alarming is that comparable store sales have decreased for 3 1/2 consecutive years, and the trend is continuing. Based on the numerous telephone calls that we received from other shareholders supporting our proposals, it is clear to us that shareholders are disgusted, and want to see a change in the Company's management. JMI's slate of independent, distinguished nominees offers a depth of retail experience that we believe the Company desperately needs to survive."